Exhibit 99.1

Press Contact:	Investor Relations Contact:
Andrea Duffy	Marilyn Mora
Cisco	Cisco
1 (646) 295-5241	1 (408) 527-7452
anduffy@cisco.com	marilmor@cisco.com

CISCO REPORTS SECOND QUARTER EARNINGS

Increases Quarterly Cash Dividend 12% to $0.29

•	Q2 Revenue: $11.6 billion

•	Decrease of (2)% year over year — Q2 guidance was (2)% to (4)% decline year over year (normalized to exclude the SP Video CPE Business for Q2 FY2016)

•	Q2 Earnings per Share: $0.47 GAAP; $0.57 non-GAAP

•	Q3 FY2017 Outlook:

•	Revenue: (2)% to 0% year over year

•	Earnings per Share: GAAP $0.44 to $0.49; Non-GAAP: $0.57 to $0.59

SAN JOSE, Calif. — February 15, 2017 — Cisco today reported second quarter results for the period ended January 28, 2017. Cisco reported second quarter revenue of $11.6 billion, net income on a generally accepted accounting principles (GAAP) basis of $2.3 billion or $0.47 per share, and non-GAAP net income of $2.9 billion or $0.57 per share.

“We are pleased with the quarter and the continued customer momentum as we help them drive security, automation and intelligence across the network and into the cloud,” said Chuck Robbins, Cisco CEO. “This quarter we announced our intent to acquire AppDynamics which, combined with Cisco’s networking analytics, will provide customers with unprecedented insights into business performance. We will remain focused on accelerating innovation across our portfolio as we continue to deliver value to customers and shareholders.”

GAAP Results

	Q2 FY2017	Q2 FY2016	Vs. Q2 FY2016
Revenue (excluding SP Video CPE Business for all periods)	$11.6 billion	$11.8 billion	(2)%
Revenue (including SP Video CPE Business for all periods)	$11.6 billion	$11.9 billion	(3)%
Net Income	$2.3 billion	$3.1 billion	(25)%
Diluted Earnings per Share (EPS)	$0.47	$0.62	(24)%

Non-GAAP Results

	Q2 FY2017	Q2 FY2016	Vs. Q2 FY2016
Net Income (excluding SP Video CPE Business for all periods)	$2.9 billion	$2.9 billion	(2)%
EPS (excluding SP Video CPE Business for all periods)	$0.57	$0.57	—%

Reconciliations between net income, EPS and other measures on a GAAP and non-GAAP basis are provided in the tables located in the section entitled “Reconciliations of GAAP to non-GAAP Measures.”

Cisco Increases Quarterly Cash Dividend

Cisco has also declared a quarterly dividend of $0.29 per common share, a three-cent increase over the previous quarter’s dividend, to be paid on April 26, 2017 to all shareholders of record as of the close of business on April 6, 2017. Future dividends will be subject to Board approval.

“We delivered a solid Q2 with $11.6 billion in revenues and further growth in key business areas of collaboration, security and services,” said Kelly Kramer, Cisco CFO. “I am pleased with our progress on business transformation to software and recurring revenues. We expect to continue to execute well and return value to our shareholders including our board approved an increase of three-cents to the quarterly dividend to $0.29 per share.”

Financial Summary

All comparative percentages are on a year-over-year basis unless otherwise noted.

All revenue, non-GAAP, and geographic financial information in the “Q2 FY 2017 Highlights” section is presented excluding the SP Video CPE Business for prior periods as it was divested during the second quarter of fiscal 2016 on November 20, 2015.

Q2 FY 2017 Highlights

Revenue — Total revenue was $11.6 billion, down 2%, with product revenue down 4% and service revenue up 5%. Revenue by geographic segment was: Americas down 3%, EMEA flat, and APJC down 3%. Product revenue performance was led by Security which increased 14%. Collaboration and Wireless product revenue increased by 4% and 3%, respectively. NGN Routing, Switching and Data Center product revenue decreased by 10%, 5% and 4%, respectively. Service Provider Video product revenue decreased by 41%.

Gross Margin — On a GAAP basis, total gross margin and product gross margin were 62.8% and 61.1%, respectively. The decrease in the product gross margin compared with 61.3% in the second quarter of fiscal 2016 was primarily due to pricing and to a lesser extent product mix, partially offset by continued productivity improvements and the divestiture of the SP Video CPE Business.

Non-GAAP total gross margin and product gross margin were 64.1% and 62.4%, respectively. The decrease in non-GAAP product gross margin compared with 63.3% in the second quarter of fiscal 2016 was primarily due to pricing and to a lesser extent product mix, partially offset by continued productivity improvements.

GAAP service gross margin was 67.7% and non-GAAP service gross margin was 68.8%.

Total gross margins by geographic segment were: 64.4% for the Americas, 65.6% for EMEA and 60.4% for APJC.

Operating Expenses — On a GAAP basis, operating expenses were $4.4 billion, up 6%, primarily due to the gain recorded in the second quarter of fiscal 2016 from the sale of the SP Video CPE Business. Non-GAAP operating expenses were $3.8 billion, down 2%, and were 33.0% of revenue. Headcount compared with the end of the first quarter of fiscal 2017 decreased by 426 to 71,959, driven by our fiscal 2017 restructuring actions that began in the first quarter, offset by additional headcount primarily in our investments in key growth areas.

Operating Income — GAAP operating income was $2.9 billion, down 12%, with GAAP operating margin of 25.0%. Non-GAAP operating income was $3.6 billion, down 3%, with non-GAAP operating margin at 31.0%.

Provision for Income Taxes — The GAAP tax provision rate was 20.8%. The non-GAAP tax provision rate was 22.0%.

Net Income and EPS — On a GAAP basis, net income was $2.3 billion and EPS was $0.47. On a non-GAAP basis, net income was $2.9 billion, a decrease of 2%, and EPS was flat at $0.57.

Cash Flow from Operating Activities — was $3.8 billion, a decrease of 4% compared with $3.9 billion for the second quarter of fiscal 2016.

Balance Sheet and Other Financial Highlights

Cash and Cash Equivalents and Investments — were $71.8 billion at the end of the second quarter of fiscal 2017, compared with $71.0 billion at the end of the first quarter of fiscal 2017, and compared with $65.8 billion at the end of fiscal 2016. The total cash and cash equivalents and investments available in the United States at the end of the second quarter of fiscal 2017 were $9.6 billion.

Deferred Revenue — was $17.1 billion, up 13% in total, with deferred product revenue up 19%, driven largely by subscription-based and software offerings. Deferred service revenue was up 9%. The portion of product deferred revenue related to recurring software and subscription businesses grew 51%.

Capital Allocation — In the second quarter of fiscal 2017, Cisco declared and paid a cash dividend of $0.26 per common share, or $1.3 billion. For the second quarter of fiscal 2017, Cisco repurchased approximately 33 million shares of common stock under its stock repurchase program at an average price of $30.33 per share for an aggregate purchase price of $1.0 billion.

As of January 28, 2017, Cisco had repurchased and retired 4.7 billion shares of Cisco common stock at an average price of $21.17 per share for an aggregate purchase price of approximately $98.6 billion since the inception of the stock repurchase program. The remaining authorized amount for stock repurchases under this program is approximately $13.4 billion with no termination date.

Announced Acquisition of AppDynamics — On January 24, 2017, Cisco announced its intent to acquire AppDynamics, Inc., a privately held application intelligence software company. The acquisition is expected to close in the third quarter of fiscal 2017.

Business Outlook for Q3 FY 2017

Cisco expects to achieve the following results for the third quarter of fiscal 2017:

Q3 FY 2017
Revenue	(2)% to 0% Y/Y
Non-GAAP gross margin rate	63% -64%
Non-GAAP operating margin rate	29% -30%
Non-GAAP tax provision rate	22%
Non-GAAP EPS	$0.57 - $0.59

The third quarter of fiscal 2016 included an extra week which resulted in higher revenue of $265 million and higher non-GAAP cost of sales and operating expenses of $150 million resulting in $115 million of non-GAAP operating income in that quarter.

Cisco estimates that GAAP EPS will be $0.44 to $0.49 which is lower than non-GAAP EPS by $0.10 to $0.13 per share in the third quarter of fiscal 2017.

A reconciliation between the Business Outlook for Q3 FY 2017 on a GAAP and non-GAAP basis is provided in the table entitled “GAAP to non-GAAP Business Outlook for Q3 FY 2017” located in the section entitled “Reconciliations of GAAP to non-GAAP Measures.”

Editor’s Notes:

•	Q2 fiscal year 2017 conference call to discuss Cisco’s results along with its business outlook will be held on Wednesday, February 15, 2017 at 1:30 p.m. Pacific Time. Conference call number is 1-888-848-6507 (United States) or 1-212-519-0847 (international).

•	Conference call replay will be available from 4:00 p.m. Pacific Time, February 15, 2017 to 4:00 p.m. Pacific Time, February 22, 2017 at 1-866-357-1423 (United States) or 1-203-369-0115 (international). The replay will also be available via webcast on the Cisco Investor Relations website at http://investor.cisco.com.

•	Additional information regarding Cisco’s financials, as well as a webcast of the conference call with visuals designed to guide participants through the call, will be available at 1:30 p.m. Pacific Time, February 15, 2017. Text of the conference call’s prepared remarks will be available within 24 hours of completion of the call. The webcast will include both the prepared remarks and the question-and-answer session. This information, along with the GAAP to non-GAAP reconciliation information, will be available on the Cisco Investor Relations website at http://investor.cisco.com.

CISCO SYSTEMS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In millions, except per-share amounts)

(Unaudited)

	Three Months Ended		Six Months Ended
	January 28, 2017	January 23, 2016	January 28, 2017	January 23, 2016
REVENUE:
Product	$8,491	$8,983	$17,793	$18,827
Service	3,089	2,944	6,139	5,782

Total revenue	11,580	11,927	23,932	24,609

COST OF SALES:
Product	3,305	3,480	6,708	7,333
Service	999	1,015	2,064	2,012

Total cost of sales	4,304	4,495	8,772	9,345

GROSS MARGIN	7,276	7,432	15,160	15,264
OPERATING EXPENSES:
Research and development	1,508	1,509	3,053	3,069
Sales and marketing	2,222	2,286	4,640	4,729
General and administrative	456	176	1,011	715
Amortization of purchased intangible assets	64	71	142	140
Restructuring and other charges	133	96	544	238

Total operating expenses	4,383	4,138	9,390	8,891

OPERATING INCOME	2,893	3,294	5,770	6,373
Interest income	329	237	624	462
Interest expense	(222)	(162)	(420)	(321)
Other income (loss), net	(37)	(63)	(58)	(71)

Interest and other income (loss), net	70	12	146	70

INCOME BEFORE PROVISION FOR INCOME TAXES	2,963	3,306	5,916	6,443
Provision for income taxes	615	159	1,246	866

NET INCOME	$2,348	$3,147	$4,670	$5,577

Net income per share:
Basic	$0.47	$0.62	$0.93	$1.10

Diluted	$0.47	$0.62	$0.92	$1.09

Shares used in per-share calculation:
Basic	5,015	5,070	5,021	5,075

Diluted	5,040	5,097	5,054	5,106

Cash dividends declared per common share	$0.26	$0.21	$0.52	$0.42

The Consolidated Statements of Operations include the results of the SP Video CPE Business prior to its divestiture during the second quarter of fiscal 2016 on November 20, 2015. Accordingly, the three months ended January 23, 2016 includes only one month of financial results for this business.

CISCO SYSTEMS, INC.

REVENUE BY SEGMENT

(In millions, except percentages)

	January 28, 2017
	Three Months Ended			Six Months Ended
		Excluding SP Video CPE Business	Including SP Video CPE Business		Excluding SP Video CPE Business	Including SP Video CPE Business
	Amount	Y/Y %	Y/Y %	Amount	Y/Y %	Y/Y %
Revenue:
Americas	$6,660	(3)%	(4)%	$14,103	(2)%	(4)%
EMEA	3,065	— %	(1)%	6,078	— %	(2)%
APJC	1,855	(3)%	(4)%	3,751	1%	1%

Total	$11,580	(2)%	(3)%	$23,932	(1)%	(3)%

During the second quarter of fiscal 2016 on November 20, 2015, Cisco completed its divestiture of the SP Video CPE Business. SP Video CPE Business revenue for the three and six months ended January 23, 2016 was $93 million and $504 million, respectively.

CISCO SYSTEMS, INC.

GROSS MARGIN PERCENTAGE BY SEGMENT

(In percentages)

	January 28, 2017
	Three Months Ended	Six Months Ended
Gross Margin Percentage:
Americas	64.4%	64.7%
EMEA	65.6%	66.2%
APJC	60.4%	62.0%

CISCO SYSTEMS, INC.

REVENUE FOR GROUPS OF SIMILAR PRODUCTS AND SERVICES

(In millions, except percentages)

	January 28, 2017
	Three Months Ended		Six Months Ended
	Amount	Y/Y %	Amount	Y/Y %
Revenue:
Switching	$3,305	(5)%	$7,021	(6)%
NGN Routing	1,817	(10)%	3,906	(2)%
Collaboration	1,062	4%	2,143	— %
Data Center	790	(4)%	1,624	(3)%
Wireless	632	3%	1,264	— %
Security	528	14%	1,068	13%
Service Provider Video(1)	241	(41)%	512	(25)%
Other	116	53%	255	70%

Product - excluding SP Video CPE Business (1)	8,491	(4)%	17,793	(3)%
Service	3,089	5%	6,139	6%

Total - excluding SP Video CPE Business (1)	$11,580	(2)%	$23,932	(1)%

(1) Excludes SP Video CPE Business revenue for all periods presented as it was divested during the second quarter of fiscal 2016 on November 20, 2015. SP Video CPE Business revenue for the three and six months ended January 23, 2016 was $93 million and $504 million, respectively.

CISCO SYSTEMS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In millions)

(Unaudited)

	January 28, 2017	July 30, 2016
ASSETS
Current assets:
Cash and cash equivalents	$10,898	$7,631
Investments	60,947	58,125
Accounts receivable, net of allowance for doubtful accounts of $225 at January 28, 2017 and $249 at July 30, 2016	4,458	5,847
Inventories	1,264	1,217
Financing receivables, net	4,496	4,272
Other current assets	1,329	1,627

Total current assets	83,392	78,719
Property and equipment, net	3,422	3,506
Financing receivables, net	4,664	4,158
Goodwill	26,822	26,625
Purchased intangible assets, net	2,117	2,501
Deferred tax assets	4,293	4,299
Other assets	1,538	1,844

TOTAL ASSETS	$126,248	$121,652

LIABILITIES AND EQUITY
Current liabilities:
Short-term debt	$4,451	$4,160
Accounts payable	957	1,056
Income taxes payable	57	517
Accrued compensation	2,522	2,951
Deferred revenue	10,243	10,155
Other current liabilities	4,478	6,072

Total current liabilities	22,708	24,911
Long-term debt	30,471	24,483
Income taxes payable	1,025	925
Deferred revenue	6,843	6,317
Other long-term liabilities	1,383	1,431

Total liabilities	62,430	58,067

Total equity	63,818	63,585

TOTAL LIABILITIES AND EQUITY	$126,248	$121,652

CISCO SYSTEMS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In millions)

(Unaudited)

	Six Months Ended
	January 28, 2017	January 23, 2016
Cash flows from operating activities:
Net income	$4,670	$5,577
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, amortization, and other	1,148	1,005
Share-based compensation expense	724	706
Provision for receivables	4	31
Deferred income taxes	(26)	274
Excess tax benefits from share-based compensation	(101)	(82)
(Gains) losses on divestitures, investments and other, net	79	(260)
Change in operating assets and liabilities, net of effects of acquisitions and divestitures:
Accounts receivable	1,396	988
Inventories	(51)	153
Financing receivables	(764)	(171)
Other assets	155	(181)
Accounts payable	(98)	(147)
Income taxes, net	(257)	(764)
Accrued compensation	(417)	(348)
Deferred revenue	611	69
Other liabilities	(571)	(162)

Net cash provided by operating activities	6,502	6,688

Cash flows from investing activities:
Purchases of investments	(27,847)	(19,089)
Proceeds from sales of investments	18,420	10,247
Proceeds from maturities of investments	5,245	7,955
Acquisition of businesses, net of cash and cash equivalents acquired	(251)	(1,089)
Proceeds from business divestiture	—	372
Purchases of investments in privately held companies	(142)	(166)
Return of investments in privately held companies	108	35
Acquisition of property and equipment	(526)	(576)
Proceeds from sales of property and equipment	5	11
Other	10	(87)

Net cash used in investing activities	(4,978)	(2,387)

Cash flows from financing activities:
Issuances of common stock	386	701
Repurchases of common stock—repurchase program	(1,991)	(2,344)
Shares repurchased for tax withholdings on vesting of restricted stock units	(432)	(412)
Short-term borrowings, original maturities less than 90 days, net	300	(4)
Issuances of debt	6,232	—
Repayments of debt	(1)	(862)
Excess tax benefits from share-based compensation	101	82
Dividends paid	(2,612)	(2,133)
Other	(240)	108

Net cash provided by (used in) financing activities	1,743	(4,864)

Net increase (decrease) in cash and cash equivalents	3,267	(563)
Cash and cash equivalents, beginning of period	7,631	6,877

Cash and cash equivalents, end of period	$10,898	$6,314

Supplemental cash flow information:
Cash paid for interest	$419	$426
Cash paid for income taxes, net	$1,529	$1,355

CISCO SYSTEMS, INC.

DEFERRED REVENUE

(In millions)

	January 28, 2017	October 29, 2016	January 23, 2016
Deferred revenue:
Service	$10,525	$10,424	$9,657
Product:
Deferred revenue related to recurring software and subscription businesses	3,997	3,801	2,654
Deferred revenue related to two-tier distributors	401	439	554
Other product deferred revenue	2,163	2,287	2,320

Total product deferred revenue	6,561	6,527	5,528

Total	$17,086	$16,951	$15,185

Reported as:
Current	$10,243	$10,215	$9,796
Noncurrent	6,843	6,736	5,389

Total	$17,086	$16,951	$15,185

CISCO SYSTEMS, INC.

DIVIDENDS PAID AND REPURCHASES OF COMMON STOCK

(In millions, except per-share amounts)

	DIVIDENDS		STOCK REPURCHASE PROGRAM			TOTAL
Quarter Ended	Per Share	Amount	Shares	Weighted- Average Price per Share	Amount	Amount
Fiscal 2017
January 28, 2017	$0.26	$1,304	33	$30.33	$1,001	$2,305
October 29, 2016	0.26	1,308	32	31.12	1,001	2,309

Total	$0.52	$2,612	65	$30.72	$2,002	$4,614

Fiscal 2016
July 30, 2016	$0.26	$1,309	28	$28.70	$800	$2,109
April 30, 2016	0.26	1,308	27	24.08	649	1,957
January 23, 2016	0.21	1,065	48	26.12	1,262	2,327
October 24, 2015	0.21	1,068	45	26.83	1,207	2,275

Total	$0.94	$4,750	148	$26.45	$3,918	$8,668

CISCO SYSTEMS, INC.

RECONCILIATIONS OF GAAP TO NON-GAAP MEASURES

GAAP TO NON-GAAP NET INCOME

(In millions, except per-share amounts)

	Three Months Ended		Six Months Ended
	January 28, 2017	January 23, 2016	January 28, 2017	January 23, 2016
GAAP net income	$2,348	$3,147	$4,670	$5,577
Adjustments to cost of sales:
Share-based compensation expense	53	51	107	102
Amortization of acquisition-related intangible assets	107	123	219	251
Supplier component remediation charge (adjustment), net (1)	(16)	—	(16)	—
Acquisition-related/divestiture costs	1	1	1	1
Significant asset impairments and restructurings	—	(1)	—	(2)

Total adjustments to GAAP cost of sales	145	174	311	352

Adjustments to operating expenses:
Share-based compensation expense	299	280	614	590
Amortization of acquisition-related intangible assets	64	71	142	140
Acquisition-related/divestiture costs (2)	61	(222)	114	(131)
Significant asset impairments and restructurings	133	96	544	238

Total adjustments to GAAP operating expenses	557	225	1,414	837

Total adjustments to GAAP income before provision for income taxes	702	399	1,725	1,189

Income tax effect of non-GAAP adjustments	(191)	(98)	(435)	(294)
Significant tax matters (3)	—	(519)	—	(519)

Total adjustments to GAAP provision for income taxes	(191)	(617)	(435)	(813)

Non-GAAP net income	$2,859	$2,929	$5,960	$5,953

Diluted net income per share:
GAAP	$0.47	$0.62	$0.92	$1.09

Non-GAAP	$0.57	$0.57	$1.18	$1.17

(1) GAAP net income for the second quarter of fiscal 2017 included two supplier component related items as follows: 1) a pre-tax charge to product cost of sales of $125 million related to the expected remediation costs for anticipated failures in future periods of a widely-used clock-signal component sourced from a third party which is included in several of the Company’s products, and 2) a pre-tax adjustment (reduction to product cost of sales) of $141 million to a liability originally recorded in the second quarter of fiscal 2014, related to lower than expected defects and future costs of remediation of issues with products sold in prior fiscal years containing memory components manufactured by a single supplier.

(2) The sale of the SP Video CPE Business resulted in a pre-tax gain of $286 million during the second quarter of fiscal 2016. The gain on this transaction was excluded from non-GAAP net income for the second quarter and first six months of fiscal 2016.

(3) During the second quarter of fiscal 2016, Cisco recorded certain net tax benefits totaling $519 million related to prior-year periods that were excluded from non-GAAP net income for the second quarter and first six months of fiscal 2016. These net tax benefits are primarily comprised of settlement of all outstanding items related to Cisco’s U.S. federal income tax returns for the fiscal years ended July 26, 2008 through July 31, 2010 of $367 million, the retroactive reinstatement of the U.S. federal R&D tax credit of $84 million related to fiscal 2015, and a net tax benefit of $68 million related to other significant tax matters.

CISCO SYSTEMS, INC.

RECONCILIATIONS OF GAAP TO NON-GAAP MEASURES

GROSS MARGINS, OPERATING EXPENSES, OPERATING MARGINS, AND NET INCOME

(In millions, except percentages)

	Three Months Ended January 28, 2017

	Product Gross Margin	Service Gross Margin	Total Gross Margin	Operating Expenses	Y/Y	Operating Income	Y/Y	Net Income	Y/Y
GAAP amount	$5,186	$2,090	$7,276	$4,383	6%	$2,893	(12)%	$2,348	(25)%
% of revenue	61.1%	67.7%	62.8%	37.8%		25.0%		20.3%
Adjustments to GAAP amounts:
Share-based compensation expense	19	34	53	299		352		352
Amortization of acquisition-related intangible assets	107	—	107	64		171		171
Supplier component remediation charge (adjustment), net	(16)	—	(16)	—		(16)		(16)
Acquisition-related/divestiture costs	—	1	1	61		62		62
Significant asset impairments and restructurings	—	—	—	133		133		133
Income tax effect	—	—	—	—		—		(191)

Non-GAAP amount	$5,296	$2,125	$7,421	$3,826	(2)%	$3,595	(3)%	$2,859	(2)%

% of revenue	62.4%	68.8%	64.1%	33.0%		31.0%		24.7%

During the second quarter of fiscal 2016 on November 20, 2015, Cisco completed its divestiture of the SP Video CPE Business. Accordingly, the non-GAAP growth rates above are normalized to exclude the SP Video CPE Business for the second quarter of fiscal 2016 as detailed in the table below.

	Three Months Ended January 23, 2016
	Product Gross Margin	Service Gross Margin	Total Gross Margin	Operating Expenses	Y/Y	Operating Income	Y/Y	Net Income	Y/Y
GAAP amount	$5,503	$1,929	$7,432	$4,138	(7)%	$3,294	26%	$3,147	31%
% of revenue	61.3%	65.5%	62.3%	34.7%		27.6%		26.4%
Adjustments to GAAP amounts:
Share-based compensation expense	16	35	51	280		331		331
Amortization of acquisition-related intangible assets	123	—	123	71		194		194
Acquisition-related/divestiture costs	—	1	1	(222)		(221)		(221)
Significant asset impairments and restructurings	(1)	—	(1)	96		95		95
Income tax/significant tax matters	—	—	—	—		—		(617)

Non-GAAP amount	$5,641	$1,965	$7,606	$3,913	(2)%	$3,693	9%	$2,929	7%
% of revenue	62.8%	66.7%	63.8%	32.8%		31.0%		24.6%
Less: SP Video CPE Business*	(13)	—	(13)	(11)		(2)		(2)

Non-GAAP amount (excluding SP Video CPE Business)	$5,628	$1,965	$7,593	$3,902	(1)%	$3,691	10%	$2,927	8%

% of revenue	63.3%	66.7%	64.2%	33.0%		31.2%		24.7%

* Reflects one month of operations for the SP Video CPE Business, which was divested during the second quarter of fiscal 2016 on November 20, 2015.

CISCO SYSTEMS, INC.

RECONCILIATIONS OF GAAP TO NON-GAAP MEASURES

EFFECTIVE TAX RATE

(In percentages)

	Three Months Ended		Six Months Ended
	January 28, 2017	January 23, 2016	January 28, 2017	January 23, 2016
GAAP effective tax rate	20.8%	4.8%	21.1%	13.4%
Total adjustments to GAAP provision for income taxes	1.2%	16.1%	0.9%	8.6%

Non-GAAP effective tax rate	22.0%	20.9%	22.0%	22.0%

FREE CASH FLOW

(In millions)

	Three Months Ended
	January 28, 2017	October 24, 2016	January 23, 2016
Net cash provided by operating activities	$3,772	$2,730	$3,922
Acquisition of property and equipment	(251)	(275)	(314)

Free cash flow	$3,521	$2,455	$3,608

GAAP TO NON-GAAP BUSINESS OUTLOOK FOR Q3 FY 2017

Q3 FY 2017	Gross Margin Rate	Operating Margin Rate	Tax Provision Rate	Earnings per Share (2)
GAAP	61.5% - 62.5%	23% - 24%	21%	$0.44 to $0.49
Estimated adjustments for:
Share-based compensation expense	0.5%	3%	—	$0.05 - $0.06
Amortization of purchased intangible assets and other acquisition-related/divestiture costs	1.0%	2%	—	$0.03 - $0.04
Restructuring and other charges (1)	—	1%	—	$0.02 - $0.03
Income tax effect of non-GAAP adjustments	—	—	1%

Non-GAAP	63% - 64%	29% - 30%	22%	$0.57 - $0.59

(1) During the first six months of fiscal 2017, Cisco recognized pretax charges of $544 million to the GAAP financial results in relation to the restructuring plan. Cisco currently estimates that it will recognize pretax charges to its GAAP financial results of approximately $700 million consisting of severance and other one-time termination benefits, and other associated costs. These charges are primarily cash-based. Cisco expects that approximately $100 million to $150 million of these charges will be recognized during the third quarter of fiscal 2017 with the remaining amount to be recognized during the rest of the fiscal year.

(2) Estimated adjustments to GAAP earnings per share are shown after income tax effects.

Except as noted above, this business outlook does not include the effects of any future acquisitions/divestitures, asset impairments, restructurings and significant tax matters or other events, which may or may not be significant unless specifically stated.

Forward Looking Statements, Non-GAAP Information and Additional Information

This release may be deemed to contain forward-looking statements, which are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, among other things, statements regarding future events (such as our continued customer momentum, our ability to accelerate innovation across our portfolio, our ability to successfully close the acquisition of AppDynamics and to achieve the expected benefits of the acquisition, growth in key business areas of collaboration, security and services, the transformation of our business to software and recurring revenues, and our ability to execute well and return value to our shareholders) that involve risks and uncertainties. Readers are cautioned that these forward-looking statements are only predictions and may differ materially from actual future events or results due to a variety of factors, including: business and economic conditions and growth trends in the networking industry, our customer markets and various geographic regions; global economic conditions and uncertainties in the geopolitical environment; overall information technology spending; the growth and evolution of the Internet and levels of capital spending on Internet-based systems; variations in customer demand for products and services, including sales to the service provider market and other customer markets; the return on our investments in certain priorities, key growth areas, and in certain geographical locations, as well as maintaining leadership in routing, switching and services; the timing of orders and manufacturing and customer lead times; changes in customer order patterns or customer mix; insufficient, excess or obsolete inventory; variability of component costs; variations in sales channels, product costs or mix of products sold; our ability to successfully acquire businesses and technologies and to successfully integrate and operate these acquired businesses and technologies; our ability to achieve expected benefits of our partnerships; increased competition in our product and service markets, including the data center market; dependence on the introduction and market acceptance of new product offerings and standards; rapid technological and market change; manufacturing and sourcing risks; product defects and returns; litigation involving patents, intellectual property, antitrust, shareholder and other matters, and governmental investigations; our ability to achieve the benefits of the announced restructuring and possible changes in the size and timing of the related charges; man-made problems such as cyber-attacks, data protection breaches, computer viruses or terrorism; natural catastrophic events; a pandemic or epidemic; our ability to achieve the benefits anticipated from our investments in sales, engineering, service, marketing and manufacturing activities; our ability to recruit and retain key personnel; our ability to manage financial risk, and to manage expenses during economic downturns; risks related to the global nature of our operations, including our operations in emerging markets; currency fluctuations and other international factors; changes in provision for income taxes, including changes in tax laws and regulations or adverse outcomes resulting from examinations of our income tax returns; potential volatility in operating results; and other factors listed in Cisco’s most recent reports on Forms 10-Q and 10-K filed on November 22, 2016 and September 8, 2016, respectively. The financial information contained in this release should be read in conjunction with the consolidated financial statements and notes thereto included in Cisco’s most recent report on Form 10-K as it may be amended from time to time. Cisco’s results of operations for the three and six months ended January 28, 2017 are not necessarily indicative of Cisco’s operating results for any future periods. Any projections in this release are based on limited information currently available to Cisco, which is subject to change. Although any such projections and the factors influencing them will likely change, Cisco will not necessarily update the information, since Cisco will only provide guidance at certain points during the year. Such information speaks only as of the date of this release.

This release includes non-GAAP net income, non-GAAP gross margins, non-GAAP operating expenses, non-GAAP operating income and margin, non-GAAP effective tax rates, non-GAAP net income per share data, and free cash flow for the periods presented. It also includes future estimated ranges for gross margin, operating margin, tax provision rate and EPS on a non-GAAP basis.

These non-GAAP measures are not in accordance with, or an alternative for, measures prepared in accordance with generally accepted accounting principles and may be different from non-GAAP measures used by other companies. In addition, these non-GAAP measures are not based on any comprehensive set of accounting rules or principles. Cisco believes that non-GAAP measures have limitations in that they do not reflect all of the amounts associated with Cisco’s results of operations as determined in accordance with GAAP and that these measures should only be used to evaluate Cisco’s results of operations in conjunction with the corresponding GAAP measures.

Cisco believes that the presentation of non-GAAP measures when shown in conjunction with the corresponding GAAP measures, provides useful information to investors and management regarding financial and business trends relating to its financial condition and its historical and projected results of operations. Cisco believes that the presentation of free cash flow, which it defines as the net cash provided by operating activities less cash used to acquire property and equipment, to be a liquidity measure that provides useful information to management and investors because of its intent to return a stated

percentage of free cash flow to shareholders in the form of dividends and stock repurchases. Cisco further regards free cash flow as a useful measure because it reflects cash that can be used to, among other things, invest in its business, make strategic acquisitions, repurchase common stock and pay dividends on its common stock, after deducting capital investments.

For its internal budgeting process, Cisco’s management uses financial statements that do not include, when applicable, share-based compensation expense, amortization of acquisition-related intangible assets, acquisition-related/divestiture costs, significant asset impairments and restructurings, significant litigation and other contingencies, significant gains and losses on investments, the income tax effects of the foregoing and significant tax matters. Cisco’s management also uses the foregoing non-GAAP measures, in addition to the corresponding GAAP measures, in reviewing the financial results of Cisco. In prior periods, Cisco has excluded other items that it no longer excludes for purposes of its non-GAAP financial measures. From time to time in the future there may be other items that Cisco may exclude for purposes of its internal budgeting process and in reviewing its financial results. For additional information on the items excluded by Cisco from one or more of its non-GAAP financial measures, refer to the Form 8-K regarding this release furnished today to the Securities and Exchange Commission.

Cisco divested the Customer Premises Equipment portion of the Service Provider Video Connected Devices business (“SP Video CPE Business”) during the second quarter of fiscal 2016 on November 20, 2015. This release includes, where indicated, financial measures that exclude the SP Video CPE Business. Cisco believes that the presentation of these measures provides useful information to investors and management regarding financial and business trends relating to its financial condition and its historical and projected results of operations because the SP Video CPE Business is no longer part of Cisco and will not be part of Cisco on a go forward basis. Cisco’s management also uses the financial measures excluding the SP Video CPE Business in reviewing the financial results of Cisco.

About Cisco

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